Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-82718 of Entravision Communications Corporation on Form S-8 and post-effective amendments thereto of our report dated March 20, 2003, appearing in this Annual Report on Form 11-K of Entravision Communications Corporation 2001 Employee Stock Purchase Plan for the year ended December 31, 2002.

/s/ McGladrey & Pullen, LLP

Pasadena, California

March 28, 2003